Exhibit 1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

AMENDMENT, dated as of August 13, 2007 (this “Amendment No. 1”), to the Warrant Agreement, dated as of November 7, 2006 (the “Agreement”), among InPhonic, Inc., a Delaware corporation (the “Company”), Goldman, Sachs & Co., Citicorp. North America, Inc. and AP InPhonic Holdings, LLC (each a “Purchaser”, and collectively, the “Purchasers”).  Capitalized terms used herein without definition, if any, have the meaning given to them in the Agreement.

WHEREAS, the parties hereto have previously entered into the Agreement to provide for the issuance to the Purchasers of 1,250,000 Warrants and the Company has issued such Warrants; and

WHEREAS, the parties desire to amend the Agreement to provide for the issuance of 800,000 additional Warrants to the Purchasers on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

SECTION 1.	Amendments to Agreement.

(a)	The first WHEREAS clause is hereby amended and restated in its entirety as follows:

“WHEREAS, the Company proposes to issue in the aggregate 2,050,000 stock purchase warrants (the “Warrants”), which in the aggregate entitle the holders thereof to purchase up to 2,050,000 shares of common stock of the Company (the “Common Stock”) (the Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”), which constitute approximately 4.33% of the Common Stock outstanding on the date hereof (on a fully-diluted basis), after giving effect to the exercise of such Warrants and all options, warrants, and rights to acquire Common Stock and the conversion of all restricted stock awards for the maximum number of common shares obtainable whether or not such convertible securities are then convertible; and”

(b)	The definition of “Closing Date” is hereby amended and restated in its entirety as follows:

“Closing Date” means each date on which the Company and the Purchasers have agreed that Warrants shall be issued hereunder.  For each issuance of Warrants after the first issuance, the amendment hereto providing for such issuance shall specify the Closing Date applicable with respect to that issuance.

(c)	The definition of “Expiration Date” is hereby amended and restated in its entirety as follows:

“Expiration Date” means, with respect to each issuance of Warrants, the date on which such Warrants shall expire. For each issuance of Warrants after the first issuance, the amendment to this Agreement providing for such issuance shall specify the Expiration Date applicable with respect to that issuance.”

(d)	Section 2 is hereby amended and restated in its entirety as follows:

The Company, simultaneously with each Closing Date, shall deliver to each Purchaser duly executed Warrant certificates registered in the name of each Purchaser for the purchase of the number of Warrant Shares set forth opposite the name of such Purchaser in the relevant column on Schedule A to this Agreement.  Warrant certificates shall be dated the date of issuance by the Company.

(e)	Schedule A to the Agreement is deleted and replaced with the following:

Issuance of Warrant Shares

	Initial Warrants Issued (November 7, 2006)	Warrants Issued Amendment No. 1 (August 13, 2007)	Total Number of Warrants Issued
Goldman, Sachs & Co., One New York Plaza New York, New York 10004 Facsimile no.: Attention: Ken Eberts	687,500	488,889	1,176,389
Citicorp North America, Inc. 2 Penns Way, Suite 100 New Castle, DE 19720	250,000	177,778	427,778
AP InPhonic Holdings, LLC c/o Liberty Associated Partners, LP 3 Bala Plaza East, Suite 502 Bala Cynwyd, PA 19004 Attn: Scott G. Bruce, Managing Director Tel: 610-660-4910 Fax: 610-660-4920	312,500	133,333	445,833

Totals	1,250,000	800,000	2,050,000

(f)
The notice address of the Company as set forth in Section 18 of the Agreement is hereby amended by deleting therefrom all reference to Skadden, Arps, Slate, Meagher & Flom LLP and the address of such firm.

SECTION 2.	Issuance of Additional Warrants.

The Company agrees to issue 800,000 Warrants, effective as of the Closing Date, to the Purchasers on the terms and conditions set forth in the Agreement, as amended hereby. For purposes of this Amendment No. 1, the term “Closing Date” means August 13, 2007 and the term “Expiration Date” means August 12, 2012 or, if such date is not a Business Day, the next succeeding Business Day.

SECTION 3.	Miscellaneous.

(a)
This Amendment No. 1 may be executed by one or more of the parties to this Amendment No. 1 on any number of counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(b)	This Amendment No. 1 will be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the NY General Obligation Law).

(c)
This Amendment No. 1 will not constitute an amendment or waiver of any of the terms and provisions of the Agreement and will not be construed as a waiver or consent to any further or future action on the part of the Company, except to the extent expressly set forth herein.

(d)	None of the terms or provisions of this Amendment No. 1 will be effective unless and until the Effective Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be duly executed and delivered as of the date first above written.

Company:

INPHONIC, INC.

By:	/s/ David A. Steinberg
Name: David A. Steinberg
Title: Chief Executive Officer

GOLDMAN, SACHS & CO.,
as a Purchaser

By:	/s/ Ken Eberts
Name: Ken Eberts
Title: Managing Director

CITICORP NORTH AMERICA, INC.,
as a Purchaser

By:	/s/ Jeanne Appelt
Name: Jeanne Appelt
Title: Vice President

AP INPHONIC HOLDINGS, LLC,
as a Purchaser

By:	/s/ Scott G. Bruce
Name: Scott G. Bruce
Title: Managing Director